UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	August 3, 2005
OKLAHOMA GAS AND ELECTRIC COMPANY
(Exact Name of Registrant as Specified in Its Charter)
Oklahoma
(State or Other Jurisdiction of Incorporation)
1-1097	73-0382390
(Commission File Number)	(IRS Employer Identification No.)
321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)
405-553-3000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition

        On August 3, 2005, OGE Energy Corp., the parent company of Oklahoma Gas and Electric Company (the “Company”), issued a press release describing OGE Energy Corp.’s consolidated financial results for the quarter ended June 30, 2005, which is furnished as Exhibit 99.01 and incorporated herein by reference. As described in the press release, the Company reported net income of approximately $29.7 million for the second quarter of 2005, compared with $30.4 million for the second quarter of 2004. For further information, see the press release attached as Exhibit 99.01.

Item 9.01.   Financial Statements and Exhibits

(c) Exhibits
Exhibit Number	Description
99.01	Press release dated August 3, 2005, announcing OGE Energy Corp. Announces 2nd Quarter Results.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OKLAHOMA GAS AND ELECTRIC COMPANY (Registrant)
By	/s/ Donald R. Rowlett
Donald R. Rowlett Vice President and Controller (On behalf of the registrant and in his capacity as Chief Accounting Officer)

August 3, 2005

Exhibit 99.01

OGE Energy Corp. Announces 2nd Quarter Results

OKLAHOMA CITY – OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company (OG&E) and Enogex Inc., today reported earnings of $0.42 per diluted share for the three months ended June 30, 2005, compared with $0.44 per diluted share for the second quarter of 2004.

OG&E, the company’s regulated electric utility contributed earnings of $0.33 per diluted share in the second quarter, compared with $0.34 per diluted share in the year-ago quarter. This slight decrease was attributable to higher operating costs, which more than offset the positive impact of warmer weather. Enogex, the company’s pipeline subsidiary, recorded earnings of $0.12 per diluted share, compared with $0.13 per diluted share in the second quarter last year, as higher margins in the natural gas gathering and processing business were offset by lower margins in the transportation and storage and marketing businesses.

The holding company, which primarily has interest expense but no operating revenue, posted a loss of $0.03 per diluted share, unchanged from the second quarter of 2004. Earnings-per-share also were affected by an increase of 2.6 million diluted average common shares outstanding compared to last year.

“We are pleased to report another quarter of solid results,” said Steven E. Moore, OGE Energy chairman, president and CEO. “But as we’re seeing across our industry, the cost of doing business at our utility continues to rise. These higher costs, plus the need to recover the half-billion dollars of investments we’ve made to improve the reliability of our electric system during the last two years, underscore the need for rate relief.”

OG&E filed May 20 for an $89 million rate increase in Oklahoma. Resolution of the rate case is expected by year-end.

For the six months ended June 30, OGE Energy reported net income of $44 million, or $0.48 per diluted share, compared with $49 million, or $0.56 per diluted share in the first half of 2004. Operating revenues were $2.6 billion in the first six months of 2005, compared with $2.2 billion in the comparable period in 2004; gross margins were $436 million, up from $424 million in the year-ago period; and operating income was $107 million in the first half of 2005, down from $114 million in the same period of 2004.

Discussion of Second Quarter 2005

OGE Energy reported consolidated operating revenues of $1.3 billion in the second quarter, compared with $1.2 billion a year earlier. The second-quarter gross margin on revenues was $246 million, compared with $237 million in the year-earlier quarter. Higher gross margins were offset by increased operation and maintenance expenses in both business segments. Operating income was $81 million in the second quarter, compared with $83 million in the year-earlier quarter. Net income was $38.5 million in the second quarter, compared with $39.0 million a year ago.

OG&E reported gross margin on revenues of $178 million in the second quarter, compared with $169 million in the comparable quarter last year. The higher margin was offset by higher expenses, depreciation and taxes. OG&E reported net income of $29.7 million, compared with $30.4 million a year ago.

Enogex reported gross margin on revenues of $68 million in the second quarter, the same as in the comparable quarter last year. Net income was $11.3 million, compared with $11.5 million in the second quarter of 2004. The decrease was due to lower margins in the transportation and storage and marketing businesses, partially offset by higher margins in the natural gas gathering and processing business.

2005 Outlook

OGE Energy maintains its 2005 consolidated earnings guidance of $1.65 – $1.75 per share. It assumes about 91 million average diluted shares outstanding. The earnings guidance includes a utility earnings range between $106 million and $110 million, or $1.17 to $1.22 per share, assuming a 1 to 2 percent growth in gross margins from customer growth, normal weather, recovery of Enogex gas transportation and storage costs at the $41.9 million annual rate as ordered July 14 by the Oklahoma Corporation Commission, no change in base rates, and regulatory lag in recovering costs of the McClain power plant acquisition. The earnings guidance also includes Enogex earnings in a range between $49 million and $56 million, or $0.54 to $0.62 per share, which assumes commodity spread projections of between $2.02 and $2.56 per MMBtu and natural gas liquids price projections of between $0.82 and $0.89 per gallon in 2005. The holding company earnings guidance is a loss between $6 million and $8 million, or $.07 to $.09 per share, assuming lower interest expenses.

Conference Call Webcast

OGE Energy will host a conference call for discussion of the results and the outlook for 2005 on Wednesday, Aug. 3, at 8 a.m. CDT. The conference, hosted by James R. Hatfield, senior vice president and CFO, will be available through www.oge.com.

OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), which serves approximately 740,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of Enogex Inc., a natural gas pipeline business with principal operations in Oklahoma and Arkansas.

Some of the matters discussed on this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “project”, “objective”, “plan”, “possible”, “potential”, “project” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, actions of rating agencies and their impact on capital expenditures; the Company’s ability and the ability of its subsidiaries to obtain financing on favorable terms; prices of electricity, natural gas and natural gas liquids, each on a stand-alone basis and in relation to each other; business conditions in the energy industry; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company’s markets; environmental laws and regulations that may impact the Company’s operations; changes in accounting standards, rules or guidelines; creditworthiness of suppliers, customers and other contractual parties; the higher degree of risk associated with the Company’s nonregulated business compared with the Company’s regulated utility business; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission.

*Note: Consolidated Statements of Income, Financial and Statistical Data attached.

OGE Energy Corp.
consolidated statements of income
(unaudited)

Three Months Ended June 30		Six Months Ended June 30
2005	2004	2005	2004
(In millions, except per share data)
OPERATING REVENUES
Electric Utility operating revenues	$394.1		$411.5		$695.1		$715.8
Natural Gas Pipeline operating revenues	950.6		743.9		1,930.4		1,481.3

Total operating revenues	1,344.7		1,155.4		2,625.5		2,197.1

COST OF GOODS SOLD
Electric Utility cost of goods sold	204.1		230.6		367.2		402.0
Natural Gas Pipeline cost of goods sold	895.0		688.0		1,822.6		1,371.5

Total cost of goods sold	1,099.1		918.6		2,189.8		1,773.5

Gross margin on revenues	245.6		236.8		435.7		423.6
Other operation and maintenance	101.8		93.1		200.7		184.2
Depreciation	45.2		44.2		91.8		90.2
Taxes other than income	17.2		17.0		35.8		35.7

OPERATING INCOME	81.4		82.5		107.4		113.5

OTHER INCOME (EXPENSE)
Other income	0.9		2.6		2.6		5.4
Other expense	(1.0)		(1.5)		(3.0)		(3.0)

Net other income (expense)	(0.1)		1.1		(0.4)		2.4

INTEREST INCOME (EXPENSE)
Interest income	0.2		0.5		2.2		0.9
Interest on long-term debt	(20.9)		(18.9)		(41.1)		(37.1)
Interest expense - unconsolidated affiliate	-	--	(4.3)		-	--	(8.6)
Allowance for borrowed funds used during construction	0.7		0.2		1.3		0.3
Interest on short-term debt and other interest charges	(1.7)		(1.0)		(3.3)		(2.1)

Net interest expense	(21.7)		(23.5)		(40.9)		(46.6)

INCOME FROM CONTINUING OPERATIONS
BEFORE TAXES	59.6		60.1		66.1		69.3

INCOME TAX EXPENSE	21.1		21.1		22.3		20.5

INCOME FROM CONTINUING OPERATIONS	38.5		39.0		43.8		48.8

DISCONTINUED OPERATIONS
Income from discontinued operations	-	--	-	--	-	--	0.7
Income tax expense	-	--	-	--	-	--	0.3

Income from discontinued operations	-	--	-	--	-	--	0.4

NET INCOME	$38.5		$39.0		$43.8		$49.2

BASIC AVERAGE COMMON SHARES OUTSTANDING	90.2		87.6		90.1		87.6
DILUTED AVERAGE COMMON SHARES OUTSTANDING	90.8		88.2		90.6		88.1

BASIC EARNINGS PER AVERAGE COMMON SHARE
Income from continuing operations	$0.4	3	$0.4	4	$0.4	9	$0.5	5
Income from discontinued operations, net of tax	--	-	--	-	--	-	0.0	1

NET INCOME	$0.4	3	$0.4	4	$0.4	9	$0.5	6

DILUTED EARNINGS PER AVERAGE COMMON SHARE
Income from continuing operations	$0.4	2	$0.4	4	$0.4	8	$0.5	5
Income from discontinued operations, net of tax	--	-	--	-	--	-	0.0	1

NET INCOME	$0.4	2	$0.4	4	$0.4	8	$0.5	6

OGE Energy Corp.
financial and statistical data
(unaudited)

Three Months Ended June 30		Six Months Ended June 30
2005	2004	2005	2004
(In millions)
ELECTRIC UTILITY
Electric revenues
Residential	$150.0	$151.6	$264.2	$276.6
Commercial	101.4	106.4	171.6	175.5
Industrial	82.2	88.7	147.9	153.6
Public authorities	40.5	42.2	69.6	71.1
Sales for resale	13.7	13.8	26.8	26.4
Provision for refund on gas transportation and storage case	(1.1)	---	(2.1)	(6.4)
Other	6.5	8.6	15.8	18.7

Total system revenues	393.2	411.3	693.8	715.5
Sales to other utilities	0.9	0.2	1.3	0.3

Total electric revenues	$394.1	$411.5	$695.1	$715.8

Sales of electricity - MWH (a)
Residential	1.9	1.8	3.8	3.7
Commercial	1.5	1.4	2.8	2.7
Industrial	1.8	1.7	3.5	3.4
Public authorities	0.7	0.7	1.3	1.3
Sales for resale	0.4	0.4	0.7	0.7

Total system sales	6.3	6.0	12.1	11.8
Sales to other utilities	---	---	---	---

Total electric sales	6.3	6.0	12.1	11.8

Number of customers	739,983	729,661	739,983	729,661

Average cost of energy per KWH (b) - cents
Fuel	2.864	3.121	2.644	2.657
Fuel and purchased power	3.216	3.734	3.023	3.356

Degree days
Heating
Actual	202	177	1,867	1,962
Normal	236	236	2,199	2,218
Cooling
Actual	644	622	645	640
Normal	547	547	555	555

NATURAL GAS PIPELINE
Operating revenues (before intercompany eliminations)	$983.3	$775.5	$1,984.1	$1,524.7
Operating income	$26.6	$27.3	$48.8	$53.3
Net income	$11.3	$11.5	$19.4	$24.3
Net cash provided from operating activities	$35.4	$20.9	$71.7	$144.5
Capital expenditures from continuing operations	$9.0	$7.0	$15.2	$15.3

New well connects	73	57	126	120

Gathered volumes - TBtu/d (c)	1.02	0.99	1.02	1.00
Incremental transportation volumes - TBtu/d	0.55	0.53	0.51	0.47

Total throughput volumes - TBtu/d	1.57	1.52	1.53	1.47

Natural gas processed - MMcf/d (d)	562	510	531	492

Natural gas liquids produced (keep whole) - million gallons	84	50	162	103
Natural gas liquids produced (POL and fixed-fee) - million gallons	3	4	7	8

Total natural gas liquids produced - million gallons	87	54	169	111

Average sales price per gallon	$0.750	$0.680	$0.748	$0.669

(a) Megawatt-hours.
(b) Kilowatt-hours.
(c) Trillion British thermal units per day.
(d) Million cubic feet per day.